Exhibit 99.1

OraLabs Stock Split Approved

    PARKER, Colo.--(BUSINESS WIRE)--Dec. 22, 2003--OraLabs Holding Corp. (the "Company") (NASDAQ: OLABD) announced today that the one-for-two reverse stock proposed by the Board of Directors was approved by the shareholders at the special meeting held on December 15, 2003, and became effective on December 16, 2003. The purpose of the reverse split was for the Company to seek to comply with the $1.00 minimum bid price requirement for continued listing on the NASDAQ SmallCap Market(TM) of the Company's common stock, as required by Marketplace Rule 4310(c)(4). The Company's delisting hearing before a NASDAQ Listing Qualifications Panel is scheduled for January 15, 2004.

    OraLabs, Inc. manufactures Ice Drops(R) brand oral care products, Sour Zone(TM) brands of sour drops and sprays, Lip Rageous(R), Lip Naturals(TM), Chap Ice(R) and Essential Lip Moisturizer(TM) brands of lip balm. The product line includes breath drops, breath sprays, lip balms and a variety of private label products. OraLabs products are sold through more than 50,000 retail outlets in the United States and in over 35 foreign markets. Additionally, OraLabs supplies products to various Airlines.
    OraLabs dietary supplement products include Glucosamine + MSM, 5-HTP, Breast Plus(TM) and Cheat & Lean(R).

    Forward-Looking and Cautionary Statements

    Except for historical information and discussions contained herein, statements included in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to statements regarding anticipated sales growth, expectations regarding financial results for the quarter and expectations regarding future outcomes. These statements are based on the Company's current beliefs and expectations as to such future outcomes. These statements involve a number of risks, uncertainties, and other factors that could cause results to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

    CONTACT: OraLabs Holding Corp.
             Gary Schlatter, 303-783-9499
             gschlatter@oralabs.com